United States securities and exchange commission logo





                     November 10, 2021

       Kofi A. Bruce
       Chief Financial Officer
       General Mills, Inc.
       Number One General Mills Boulevard
       Minneapolis, Minnesota 55426

                                                        Re: General Mills, Inc.
                                                            Form 10-K for the
Fiscal Year Ended May 30, 2021
                                                            Filed June 30, 2021
                                                            File No. 001-01185

       Dear Mr. Bruce:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing